UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 22, 2020

USA EQUITIES CORP.

(Exact Name of Registrant as Specified in its Charter)

0-19041

(Commission File No.)

Delaware	30-1104301
(State of Incorporation)	(I.R.S. Employer Identification No.)

901 Northpoint Parkway Suite 302 West Palm Beach FL 33407	33407
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (929) 379-6503

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	USAQ	OTCMKTS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 22, 2020, USA Equities Corp. a Delaware Corporation (the “Company”), entered into a Consulting Agreement (the “Agreement”) with Marvin Smollar (“Smollar”), pursuant to which Smollar will provide business, intellectual property and Food and Drug Administration (FDA) regulatory consulting services to the Company for consideration of a onetime stock payment of 250,000 shares of common stock of the Company (the “Share Payment”). The two hundred and fifty thousand shares will be issued to Smollar within 14 days after the Agreement is signed. The term of the Agreement is twelve months. The shares contemplated in the Agreement will be issued pursuant to the exemption from registration provided by Regulation D promulgated under the Securities Act of 1933, as amended.

Smollar is a highly qualified Senior Executive, Consultant and Advisor with more than 35 years of success across the manufacturing, real estate, and medical device industries. His broad areas of expertise include acquisitions, litigation, business, intellectual property development, and strategic regulatory planning. Smollar recently served as consultant to a medical device company and oversaw the filing of seven US patents for the company’s methods, utility, and designs. He was also in charge of successfully filing and receiving clearance for this medical device company’s 510K with the FDA. Smollar obtained his J.D from Georgetown University Law Center as well as a Bachelor of Science in General Engineering from the Grainger College of Engineering at the University of Illinois in Urbana. He also received his Bachelor of Science in Liberal Arts and Sciences from the University of Illinois in Urbana

The Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing summary of the terms of the Agreement is subject to, and qualified in its entirety by, the Agreement, which is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

Please see the disclosure set forth under Item 1.01, which is incorporated by reference into this Item 3.02.

ITEM 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Consulting Agreement between USA Equities Corp. and Marvin Smollar on April 22, 2019.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this current report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 22, 2020

USA Equities Corp.

/s/: Troy Grogan
Name:	Troy Grogan
Title:	CEO and Chairman